MUNIHOLDINGS INSURED FUND II, INC.

FILE # 811-9191

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/14/01	NJ Trans Trust Fd. Auth 6.0% 12/15/19	$1,881,450,000	$2,880,000	Paine Webber
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